Exhibit 99.2

DIXON-SHANE LLC

DBA R & S NORTHEAST LLC

Fountain Run, Kentucky

FINANCIAL STATEMENTS

December 31, 2019

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Members

of Dixon-Shane LLC dba R & S Northeast LLC

Fountain Run, Kentucky

Report on the Financial Statements

We have audited the accompanying financial statements of Dixon-Shane LLC dba R & S Northeast LLC, which comprise the balance sheet as of December 31, 2019 and the related statements of income, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

(Continued)

1.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dixon-Shane LLC dba R & S Northeast LLC, as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 10, on January 31, 2020 the Company was purchased by Rondo Acquisition, LLC, a wholly-owned subsidiary of Amneal Pharmaceuticals, Inc.

/s/ Crowe LLP

Franklin, Tennessee

April 17, 2020

2.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

BALANCE SHEET

December 31, 2019

Assets
Current assets:
Accounts receivable, net	$22,957,687
Inventory, net	73,241,361
Related party receivable	3,271,106
Chargeback receivable, net	21,142,176
Prepaid and other assets	364,170

Total current assets	120,976,500
Property and equipment:
Building and improvements	514,560
Furniture, fixtures, software and equipment	6,680,219

7,194,779
Less: accumulated depreciation	(3,740,610)

Total property and equipment	3,454,169
Goodwill	5,507,994

Total assets	$129,938,663

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable	$67,055,760
Accrued expenses	3,334,561
Checks issued in excess of deposits	433,693
Related party payables	27,591,807
Line of credit	6,700,878

Total liabilities	105,116,699
Members’ equity	24,821,964

Total liabilities and members’ equity	$129,938,663

See accompanying notes to financial statements.

3.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

STATEMENT OF INCOME

Year Ended December 31, 2019

Sales	$321,506,567
Cost of goods sold	272,497,661

Gross profit	49,008,906
Operating expenses:
Salaries	5,137,783
Commissions	882,574
Rent	383,260
Insurance	970,033
Freight-out	2,805,642
Taxes and licenses	1,351,294
Travel and entertainment	676,161
Supplies	300,862
Professional and consulting fees	1,916,032
Telephone and utilities	216,879
Advertising	63,473
Depreciation	839,453
Miscellaneous expense	944,131
Bad debt expense	235,497
Interest expense	884,907
Repairs and maintenance	304,221
Retirement plan contributions	143,202

Total operating expenses	18,055,404

Net income	$30,953,502

See accompanying notes to financial statements.

4.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

STATEMENT OF MEMBERS’ EQUITY

Year Ended December 31, 2019

Balance at January 1, 2019	$16,638,810
Net income	30,953,502
Distributions	(22,770,348)

Balance at December 31, 2019	$24,821,964

See accompanying notes to financial statements.

5.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

STATEMENT OF CASH FLOWS

Year Ended December 31, 2019

Cash flows from operating activities
Net income	$30,953,502
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	839,453
Bad debt expense	235,497
Change in assets and liabilities:
Accounts receivable	(6,266,383)
Inventory	32,567,665
Related party	(460,961)
Chargeback receivable	(3,015,731)
Prepaid expenses and other assets	(178,252)
Checks issued in excess of deposits	294,914
Accounts payable and accrued expenses	(27,370,630)

Net cash from operating activities	27,599,074
Cash flows from investing activities
Purchase of property and equipment	(236,951)

Net cash from investing activities	(236,951)
Cash flows from financing activities
Cash distributions	(21,000,000)
Advances from related parties, net	11,886,927
Net payments on line of credit	(18,192,444)
Payments on long-term debt	(56,606)

Net cash from financing activities	(27,362,123)

Net change in cash and cash equivalents	—
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$—

Supplemental disclosures of cash flow information
Interest paid	$884,907
Supplemental Noncash Investing and Financing Activities
Property and Equipment distributed to members	$1,770,348

See accompanying notes to financial statements.

6.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Business: Dixon-Shane LLC dba R & S Northeast LLC (the “Company”) is a packager and wholesale distributor of pharmaceuticals and vitamins to its retail and institutional customers who are located throughout the United States of America.

Organization: The Company was organized under the laws of the state of Kentucky on April 25, 2002. The Company is 99% owned by individual trusts and 1% owned by AvKARE, Inc. (AvKARE).

Recently Issued Accounting Pronouncements: On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, and all subsequent amendments thereto (collectively, “Topic 606”). Topic 606 supersedes virtually all existing revenue recognition guidance, including industry-specific guidance, and replaces it with a single, comprehensive framework for recognizing revenue from contracts with customers. Topic 606 also requires enhanced disclosure about the Company’s revenue from contracts with customers.

The Company elected to adopt Topic 606 using the modified retrospective transition method, including the practical expedient to apply Topic 606 only to contracts not completed as of the date of adoption. The adoption of ASC 606 did not have a material impact on the Company’s financial statements as of and for the year ended December 31, 2019. Because there were no material changes to the Company’s accounting policies for revenue recognition, no adjustment was made to retained earnings upon adoption. For further details on the Company’s revenue recognition policies under Topic 606, refer to Note 3.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for doubtful accounts, chargeback receivables, inventory obsolescence reserve and sales returns.

Statement of Cash Flows: For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

7.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Accounts Receivable: Trade account receivables are stated net of an allowance for doubtful accounts. The Company estimates the allowance based on its historical experience and the relationship between actual bad debts and net sales. The allowance for doubtful accounts was $382,547 at December 31, 2019.

Chargeback Receivable: When a sale occurs on a contract item, the difference between the cost paid to the manufacturer by the Company and the contract cost that the customer has with the manufacturer is rebated back to the Company by the manufacturer. The Company establishes a chargeback (rebate) receivable in the same period as the related sale that is recorded as a deduction to cost of goods sold. At December 31, 2019 the total chargeback receivable was $21,142,176 net of allowance for doubtful accounts of $86,146 at December 31, 2019.

Inventories: Inventories primarily consists of pharmaceuticals and vitamins and are stated at the lower of cost (first-in, first-out) or net realizable value. Inventories are recorded net of obsolescence reserves of $3,851,474 at December 31, 2019.

Property and Equipment: Property and equipment is stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using a combination of straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives are five to ten years.

Long-Lived Assets: The Company reviews its long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. On long-lived assets classified as held and used, the Company determines whether the sum of undiscounted estimated cash flows expected from the use of the assets is less than the carrying value. If such measurement indicates possible impairment, the estimated fair value of the assets is compared to their net book values in order to measure the impairment charge, if any. There was no impairment for the year ended December 31, 2019. When long-lived assets held and used are reclassified as held for sale, the assets are recorded at the lower of carrying value or fair value, less selling costs. There were no assets classified as held for sale at December 31, 2019.

8.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Goodwill: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is evaluated for impairment at least annually, or more frequently if events and circumstances indicate that the assets might be impaired. If the Company determines that goodwill has been impaired, the amount of impairment will be charged to operations in the year of impairment. No goodwill impairment was recognized for the year ended December 31, 2019. Goodwill is stated net of prior impairment loss at December 31, 2019 as follows:

Original Balance	$6,647,994
Prior impairment losses	1,140,000

Balance, net	$5,507,994

Fair Value of Financial Instruments:

Fair value is the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. To measure fair value, the Company uses the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable:

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –

Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 –

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Value is determined using pricing models, discounted cash flow methodologies, or similar techniques and also includes instruments for which the determination of fair value requires significant judgment or estimation.

The Company believes the carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, and accounts payable approximate their fair values because of the short maturities of these instruments. The fair value of the line of credit approximates carrying value due to the variable interest rate associated with the debt.

Income Taxes: The Company is a limited liability company and has elected to be taxed as a partnership whereby the profits or (losses) are taxed to the members. Accordingly, no provision or liability for federal income taxes has been included in the financial statements. The provision or liability for state income taxes is based on the income reported for financial statement purposes (after exclusion of non-taxable income and nondeductible expenses, if any). The current income tax provision approximates taxes to be paid or refundable for the applicable period.

9.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

The Company recognizes a tax benefit only if it is “more likely than not” the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more-likely-than-not” test, no tax benefit is recorded. The Company has not recorded any unrecognized tax benefits and does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any amounts accrued for interest and penalties at December 31, 2019.

Advertising Costs: Advertising costs are charged to expense as incurred. Advertising costs included in operating expenses was $63,473 for the year ended December 31, 2019.

Recently Issued Accounting Pronouncements but Not Yet Effective:

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to improve financial reporting of leasing transactions. Topic 842 requires lessees to recognize most leases on their balance sheet, makes selected changes to lessor accounting and requires disclosure of additional key information about leases. In July 2018, the FASB issued clarifying guidance to the topic in ASU No. 2018-11 and No. 2018-10, “Leases (Topic 842),” which defined several practical expedients for adoption and clarified new accounting methodologies. The standard is effective for annual and interim reporting periods beginning after December 15, 2020. The Company is currently evaluating the full effect this standard will have on its financial statements but expects that the operating leases disclosed in Note 9 will be reflected on the balance sheet as right-of-use assets and liabilities after being discounted for the Company’s incremental borrowing rate.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, which introduced an expected credit loss methodology for the measurement and recognition of credit losses on most financial instruments, including trade receivables and off-balance sheet credit exposure. Under this guidance, an entity is required to consider a broader range of information to estimate expected credit losses, which may result in earlier recognition of losses. This ASU also requires disclosure of information regarding how a company developed its allowance, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes. The guidance is effective on January 1, 2020 with early adoption permitted. The Company is currently evaluating the effect this standard will have on its financial statements.

10.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 3 – REVENUE RECOGNITION

The Company’s performance obligation is the supply of finished pharmaceutical products to its customers. The Company’s customers consist primarily of retail and institutional companies. The Company’s customer contracts generally consist of a customer submitted purchase order. Customers generally purchase product by direct channel sales from the Company.

Revenue is recognized at the point in time the Company transfers control of its products to the customer, which typically occurs when the product is shipped to the customer. Substantially all of the Company’s gross revenues relate to products which are transferred to the customer at a point in time.

The Company records freight billed to customers in freight-out as part of operating expenses. The corresponding costs incurred for shipping and handling related to these customer billed freight costs are recorded included in freight-out in the accompanying statement of income.

The Company offers standard payment terms which typically require payment 30 to 60 days after an invoice is received, to its customers and has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing, since the period between when the Company transfers the product to the customer and when the customer pays for that product is one year or less. Amounts due from customers as a result of product sales include variable consideration, as described further below.

The Company offers standard product warranties which provide assurance that the product will function as expected and in accordance with specifications. Customers cannot purchase warranties separately and these warranties do not give rise to a separate performance obligation. Estimated costs to satisfy product warranties are accrued for at the date of sale.

The Company permits the return of product under certain circumstances, mainly upon product expiration, instances of shipping errors or where product is damaged in transit. The Company has an agreement with AvKare in which they will pay 40% of the costs of the products that are returned and unsalable to AvKare which is included in related party payables as $4,044,835 as of December 31, 2019.

A rollforward of the major categories of sales-related deductions for the year ended December 31, 2019 is as follows:

Returns Allowance
Balance at January 1, 2019	$4,688,567
Provision related to sales recorded in the period	1,615,039
Credits/payments issued during the period	(2,258,771)

Balance at December 31, 2019	$4,044,835

The returns allowance is recorded as a payable to AvKARE for the R&S portion of the total returns allowance recorded by AvKARE (see Note 7).

The Company’s revenue by type were as follows for the year end December 31, 2019:

AvKare (related party)	$202,379,777
Commissions from Manufacturers	1,925,375
Distribution to Clinics	119,716,316
Less: Allowances and Returns	(2,514,901)

$321,506,567

Variable Consideration

The Company includes an estimate of variable consideration in its transaction price at the time of sale.

The Company assesses whether or not an estimate of its variable consideration is constrained and has determined that the constraint does not apply to any forms of variable consideration. The Company’s estimates for variable consideration are adjusted as required at each reporting period for specific known developments that may result in a change in the amount of total consideration it expects to receive.

11.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 3 – REVENUE RECOGNITION—(Continued)

Sales Returns

The Company permits the return of product under certain circumstances, mainly upon product expiration, instances of shipping errors or where product is damaged in transit, and occurrences of product recalls. The Company’s product returns accrual is primarily an estimate of future product returns based generally, on actual net sales, estimates of the level of inventory of its products in the distribution channel that remain subject to returns, estimated lag time of returns and historical return rates. The estimate of the level of products in the distribution channel is based primarily on data provided by key customers.

NOTE 4 – ACCOUNTS RECEIVABLE

Trade accounts receivable, net is comprised of the following:

Gross accounts receivable	$23,340,234
Allowance for doubtful accounts	(382,547)

Trade accounts receivable, net	$22,957,687

NOTE 5 – ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

Accrued interest	$77,066
Accrued salaries	132,921
Accrued sales tax	32,488
Accrued credit memos	2,514,116
Accrued other	577,970

Total accounts payable and accrued expenses	$3,334,561

Approximately 42% of the total purchase volume is represented by purchases from major suppliers during the year ended December 31, 2019. The Company purchased approximately $65.8 million (23%) of its volume from Amneal Pharmaceuticals, Inc. Amneal is the parent of Rondo Acquisition, LLC which purchased the Company in January 2020. See Note 10 for further discussion of the transaction.

NOTE 6 – LINE OF CREDIT

The Company and AvKARE entered into a joint credit agreement with Wells Fargo Bank, NA. The agreement provides for a joint revolving line of credit with a maximum combined borrowing limit of $55,000,000. The agreement calls for interest to be calculated at the Daily Three-Month LIBOR plus 1.75% with a maturity date of June 29, 2020. The line of credit includes a mandatory lock box arrangement and a subjective acceleration clause, accordingly, any outstanding borrowings on the line of credit are classified as a current liability on the balance sheet. The credit agreement also includes a master sweep arrangement whereby excess cash of each borrower is used to pay down the joint borrowings. Accordingly, the Company has recorded a payable to AvKARE of $19,722,628 as of December 31, 2019 for excess cash that had been swept against the outstanding joint borrowings.

12.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 6 – LINE OF CREDIT—(Continued)

Available advances are limited to a borrowing base based on percentages of eligible accounts receivable and inventory combined for both Companies, as defined. The amount of availability on the joint revolving line of credit at December 31, 2019 was $48,299,122. The Company and AvKare are jointly subject to certain restrictive covenants under the credit agreement and were in compliance with these covenants as of December 31, 2019. The covenants include the calculation of a fixed charge ratio and audited financial statements within 120 days of December 31, 2019. In conjunction with the subsequent transaction discussion in Note 10, the line of credit was paid off on January 31, 2020.

At December 31, 2019, the total loan advanced consisted of the following for the Company and AvKARE:

Dixon-Shane LLC dba R&S Northeast LLC	$6,700,878
AvKARE, Inc.	—

$6,700,878

NOTE 7 – RELATED PARTY TRANSACTIONS

For the year ended December 31, 2019, the Company sold inventory in the amount of $202,379,777 to AvKARE. The Company has accrued $7,646,853 payable to AvKARE at December 31, 2019 for product returns and other related party payables. Additionally, as discussed in Note 6, the Company has recorded a payable to AvKARE of $19,722,628 as of December 31, 2019 for excess cash that had been swept against the outstanding joint borrowings. The Company also had related party receivables from AvKARE of $3,271,106 as of December 31, 2019.

The Company paid Apace KY, LLC (a related party) $14,109,793 for pharmaceutical repackaging costs during the year ended December 31, 2019. The Company also has a related party payable to Apace KY, LLC of $222,326 as of December 31, 2019.

The Company leases office and warehouse space from Tracy Properties LLC (a related party) at a monthly rental of $22,000 which expired January 1, 2018. The lease became a month to month lease upon expiration per the rental agreement. In June 2019, two new leases were signed with Tracy Properties, LLC for properties in Kentucky and Pennsylvania with monthly rent of $44,318 which will increase 3% each year beginning June 1, 2020. The leases expire June 1, 2029. The Company also subleases warehouse space to AvKARE through a lease signed June 1, 2019 for $1,275 per month with a yearly increase of 3% beginning June 1, 2020. The lease with AvKare was a month to month lease for $2,778 per month for the period for January through May 2019. Rent expense (net of the sublease of $33,336) under these leases was $383,260 for the year ended December 31, 2019.

NOTE 8 – RETIREMENT PLAN

The Company has a defined-contribution employee benefit plan incorporating provisions of section 401(k) of the Internal Revenue Code. Substantially all employees are eligible to participate in the plan. Matching contributions made by the Company equal 100% of each participant’s contributions up to 3% of annual compensation and 50% of each participant’s contributions between 3% and a maximum of 5% of annual compensation. Expenses related to this plan included in the accompanying financial statements totaled $143,202 during the year ended December 31, 2019.

13.

DIXON-SHANE LLC DBA R & S NORTHEAST LLC

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company and AvKARE have entered into a joint line of credit agreement with Wells Fargo Bank (see Note 6).

The Company has entered into certain operating lease and sub-lease agreements with related parties as described in Note 7. Total rental expense under those leases and other operating leases for 2019 was $383,260. Future minimum non-cancelable lease payments net of sublease payments as of December 31, 2019 are as follows:

2020	$506,474
2021	519,700
2022	531,659
2023	547,609
2024	564,037
Thereafter	2,698,275

$5,367,754

NOTE 10 – SUBSEQUENT EVENTS

On January 31, 2020 the Company was purchased by Rondo Acquisition, LLC, a wholly-owned subsidiary of Amneal Pharmaceuticals, Inc. pursuant to a purchase agreement dated December 10, 2019. The agreement calls for the purchase of approximately 65% of the Company and R&S for approximately $299 million.

On January 31, 2020, Rondo Acquisition, LLC, entered into a new revolving credit and term loan agreement. The agreement provides for a principal amount equal to $210 million consisting of a revolving credit facility of $30 million and term loan of $180 million. The Company, along with several other subsidiaries of Amneal Pharmaceuticals, Inc., is a guarantor on the loans.

In December 2019, a novel strain of coronavirus surfaced in Wuhan, China, and has spread around the world, with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The operations and business results of the company could be materially adversely affected. The extent to which the coronavirus may impact business activity or investment results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain the coronavirus or treat its impact, among others.

The Company has evaluated subsequent events through April 17, 2020, the date which the financial statements were available to be issued. There were no events requiring recording or disclosure in the financial statements for the year ended December 31, 2019, other than the items discussed above.

14.